Pricing Supplement Dated February 18, 2008	Rule 424 (b) (3)

(To Prospectus Dated November 14, 2007)	File No. 333-131150
GMAC LLC
Demand Notes — Floating Rate

Annual Yield:	5.00%.

Effective Dates:	2-18-2008 through	2-24-2008